Exhibit 4.1

eLong, Inc.
Matter	: 711360			Issued to:
Type of Share	:
Certificate #	:	Date of Record	:
# of Shares	:	Transfer to cert. #	:
Amount Paid	: 100%	# of Shares	:
Par Value	: US$0.01	Transfer Date	:

Incorporated in the Cayman Islands

eLong, Inc.

This is to certify that	[name of shareholder]
[address of shareholder]

is/are the registered shareholders of:

No. of Shares	Type of Share	Par Value
US$0.01

Date of Record	Certificate Number	% Paid
100

The above shares are subject to the Memorandum and Articles of Association of the Company and transferrable in accordance therewith.

Given under the Common Seal of the Company

Director	Director/Secretary